Exhibit 5.1

DLA Piper Rudnick Gray Cary US LLP The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com
April 26, 2006
Visicu, Inc.
217 E. Redwood Street
Suite 1900
Baltimore, Maryland 21202-3315

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We, as counsel to Visicu, Inc., a Delaware corporation (the “Company”), hereby provide this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering an aggregate of 5,133,457 shares of the Company’s common stock, $.0001 par value per share (the “Shares”) that may be issued under the Visicu, Inc. Equity Incentive Plan, as amended to date (the “Plan”).
     We have examined copies of the Company’s Fourth Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Plan, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan, and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.
     Based on the foregoing, it is our opinion that the Shares have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.
     Our opinion set forth above is subject to the following general qualifications and assumptions:
     (1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

Visicu, Inc.
April 26, 2006

     (2) We are members of the Bar of the State of Maryland, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the aforementioned state laws of the State of Delaware.
     (3) We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws or any jurisdiction.
     (4) We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s certificate of incorporation, as in effect from time to time.
     (5) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ DLA Piper Rudnick Gray Cary US LLP DLA PIPER RUDNICK GRAY CARY US LLP